Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Liberty Financial Companies, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of Liberty Financial Companies, Inc. of our report dated February 16, 1996, relating to the consolidated balance sheets of Liberty Financial Companies, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules, which report appears in the December 31, 1995 annual report of Form 10-K of Liberty Financial Companies, Inc. and to the reference to our firm under the caption "EXPERTS" in the prospectus.

KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 17, 1997